CORPORATE PARTICIPANTS

 Lesley Snyder Rand Logistics Inc. - IR
 Laurence Levy Rand Logistics Inc. - Chairman, CEO
 Scott Bravener Rand Logistics Inc. - President - Lower Lakes Towing
 Joe McHugh Rand Logistics Inc. - CFO
 Ed Levy Rand Logistics Inc. - President

CONFERENCE CALL PARTICIPANTS

 Andrew Gadlin CJS Securities - Analyst
 William Horner BB&T - Analyst
 Matthew Dodson JWest, LLC - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, thank you for standing by, and welcome to the Rand Logistics Third Quarter Fiscal Year 2013 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer session.

(Operator Instructions)

I would now like to turn the conference over to Lesley Snyder, Investor Relations. You may begin your conference.

 Lesley Snyder - Rand Logistics Inc. - IR

 Thank you, Operator. Good morning ladies and gentlemen, and welcome to Rand Logistics Fiscal 2013 Third Quarter Conference Call. On the call today from the company are Laurence Levy, Chairman and Chief Executive Officer, Ed Levy, Rand's President, Scott Bravener, President of Lower Lakes, and Joe McHugh, Rand's Chief Financial Officer.

A live audio webcast and accompanying slide presentation will be available on the Rand website at www.randlogisticsinc.com/presentations.html.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or otherwise beyond our control, and some of which might not even be anticipated. Future events and actual results effecting our strategic plan, as well as our financial position, results of operations and cash flows could differ materially from those described in, or contemplated, by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to the effect of the economic downturn in our market, the weather conditions on the Great Lakes, and our ability to maintain and replace our vessels as they age. For a more detailed description of these uncertainties and other factors, please see the Risk Factor section in Rand's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on June 8, 2012.

And with that, I would like to turn the call over to Mr. Laurence Levy.

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 Thank you, Lesley, and good morning everyone. Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes will discuss our operating results. Joe McHugh, Rand's CFO will review the financial results, and Ed Levy, Rand's President, will provide further insight into the quarter. We will then open the call up for questions.

As we have previously described, we experienced significant incidents on two of our vessels during the 2012 sailing season. One in the first fiscal quarter, and one at the end of the second fiscal quarter. Combined these incidents resulted in 123 lost sailing days. In total, these two incidents resulted in a decline in our reported results for the nine months ended December 31, 2012 of $4.0 million, as compared to the nine month period ended December 31, 2011.Additionally, one of the two vessels that we acquired in September 2011 was delayed in being introduced into service, and the second acquired vessel encountered a series of startup issues, and lost sailing days during the season due to weakness in the grain market, and an early lay up for further modifications. Aside from the aforementioned two vessels that encountered operating incidents, and the start up issues on the two vessels that we acquired in September 2011, the combined results from our remaining 12 vessels exceeded our 2012 sailing season earnings guidance.

We are continuing to evaluate our customer's capacity needs for the 2013 sailing season. We are targeting key business opportunities that are well-suited to our fleet, allow for future growth, and will be accretive to our profitability. At the present time, the demand environment in our market looks very similar to the 2012 sailing season. We do not anticipate integrating any new vessels into our fleet, or managing any major vessel modification projects during the 2013 sailing season, and therefore, our sole focus will be to execute our business plan.

Notwithstanding the challenges that we faced over the last nine months, the fundamentals of our business remain intact, including our low-cost operating structure, and non-duplicatable asset portfolio, and our extensive customer network. We believe that these attributes will last to continue to create long-term shareholder value.

At the present time, we do not plan on investing capital in the McKee Sons barge for its five-year survey and drydocking, and we do not plan to operate the barge in the 2013 sailing season. We are continuing to finalize our operating plans for the upcoming sailing season, including completing certain customer contracts, quantifying the level of salt and grain demand, and the impact of expected lower water levels.

While we have yet to finalize our fiscal 2014 budget, we do not expect that our vessel margin per day after winter work will deviate materially from recent historic levels. G&A expenses for the year are expected to be approximately $13 million, and interest expense is projected to equal about $10 million.

Now I'd like to turn the call over to Scott. Scott.

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 Thank you, Laurence. Overall, we would characterize demand in the 2012 sailing season as adequate but not optimal. While we operated all of our vessels in the 2012 sailing season, we were not able to optimize our trade patterns for a number of reasons, including weather conditions, low water levels, a reduction in salt tonnage, weaker grain shipments than expected, erratic order patterns by our customers, softness in the aggregates markets, particularly in the July through December period, and unexpected events experienced by our customers, including a work stoppage, and an extended plant maintenance shutdown. As a result of these factors, we were not able to maximize the percentage of time that our vessels operated in the revenue loaded condition.

Additionally, as Laurence mentioned, one of the two vessels that we acquired in September 2011 was delayed in being introduced into service until October 23, 2012 instead of our projected introduction date of August 1, 2012.This project, which we began in May 2012, was required to make the modifications necessary for the vessel to meet Great Lakes standards, and took longer than anticipated. While the vessel's performance in November and December were inconsistent to its trade patterns and start up issues, we were pleased that it operated faster than our acquisition assumptions. We expect to realize the benefit of this greater speed in the upcoming sailing season. In addition, the second acquired vessel encountered a series of startup issues, and lost approximately 77 sailing days during the season due to weakness in the grain markets, and an early lay up for further modifications. We remain enthusiastic about the prospects for both of these vessels, and expect them to both to be fully operational for the 2013 sailing season. As Laurence mentioned, while operating and start up factors impacted 4 of our vessels, the collective operating performance of the remaining 12 vessels in our fleet exceeded our expectations.

As we have discussed on previous calls, vessel margin per day is a key performance metric that we monitor to evaluate fleet performance. On a year-to-date basis, company-wide, vessel margin per day before winter work was $13,031 per day, compared to $13,518 per day in the same year ago period, despite a higher number of bulker days, which generate less margin per day, and inefficiencies resulting from the two recently acquired vessels, we estimate the vessel margin per day was reduced by approximately $600 per day on account of the two aforementioned incidents.

To help us meet our 2013 sailing season operating objectives, we have augmented the personnel in our engineering department, particularly in the US, upgraded our shipboard personnel, enhanced our safety operations, continued to implement best practices across the entire fleet, and are introducing a new incentive structure, which is directly tied to reducing vessel downtime.

Tonnage hauled by our operated vessels for the three month period ended December 31, 2012 decreased by 1.9% from the same year ago period.

Aggregates comprised approximately 41.4% of our total third quarter. Aggregate shipments decreased 3.6% lakes-wide year-to-date versus the same period one year ago. As I have mentioned previously, the majority of our aggregates are used in construction end markets. Our shipments were down 1.8% during the third quarter compared to the same year ago period. However, on a year-to-date basis, our shipments increased 18.2%. This increase was primarily driven by a significant piece of new business that we were awarded.

Iron ore comprised approximately 19.2% of our total third quarter tonnage. Shipments increased 4.0% lakes-wide year-to-date versus the same period one year ago. Our shipments increased by 40.0% during the third quarter, as compared to the same year ago period. This increase was entirely related to a shift in the timing of shipments for our main steel customer from the preceding quarter. This is an example of the uneven demand we experienced throughout the sailing season.

Coal comprised approximately 11.6% of our total third quarter tonnage. Shipments decreased 8.2% lakes-wide year-to-date versus the same period one year ago. Our coal shipments decreased by 31.5% during the third quarter, as compared to the same quarter last year. On a year-to-date basis, our coal shipments increased 5.6%, and demand was strong across our entire coal customer base, including coal for export.

Salt comprised approximately 10.3% of our total third quarter tonnage. Our salt tonnage decreased by 23.6% during the third quarter, as compared to the same quarter last year due to an abnormally dry winter in the Great Lakes region. These events impacted the efficiency of our trade patterns. We expect our total tonnage will increase in the 2013 sailing season on the basis of market share gain. We experienced uneven demand from our salt customers throughout the sailing season because of the strike at one of our customer's facilities, and an extended plant shutdown for maintenance at another customer's location.

Grain comprised 13.5% of our total third quarter tonnage. During the 2012 sailing season, we faced a challenging overall grain crop. This resulted in laying up certain of our bulkers for a total of 77 days. As I've mentioned in the past, much of our bulker capacity is on a long-term time charters. While we are paid for not operating the time-chartered vessels, our margins are lower as compared to when we are sailing.

We operated 16 vessels during the three month period ended December 31, 2012, including the vessels acquired in the three month period ended December 31, 2011, compared to 14 vessels during the three month period ended December 31, 2011. Management believes that each of our vessels should achieve approximately 92 sailing days in an average third fiscal quarter, assuming no major repairs, incidents, or vessel lay ups.

The Company's vessels sailed an average of approximately 85 sailing days during the three month period ended December 31, 2012, compared to an average of 86 sailing days during the same year ago period. The average number of sailing days per vessel during the three months ended December 31, 2012 was adversely impacted by the loss of 38 sailing days due to mechanical repairs required on one of our vessels following an incident that occurred at the end of the three month period ended September 30, 2012; a vessel that was taken out of service on December 6, 2012 for further modifications; and the aforementioned vessel, which was introduced into service on October 23, 2012, and only sailed 69 days in the three month period.

With that, I'd like to turn the call over to Joe McHugh for a review of the financial results. Joe.

 Joe McHugh - Rand Logistics Inc. - CFO

 Thanks, Scott. I would now like to give you a more detailed explanation of our financials. Total revenue during the three month period ended December 31, 2012 was $49.5 million, an increase of $200,000 or 0.4%, compared to $49.3 million during the same year ago period. This increase was primarily attributable to a stronger Canadian dollar, and higher freight revenue, offset by reduced fuel surcharges.

Marine freight and other related revenue generated from Company operated vessels increased by $1.4 million, or 4.0%, to $37.3 million during the three month period ended December 31, 2012, compared to $35.9 million during the same year ago period. Excluding the impact of currency exchanges, freight revenue increased $500,000, or 1.5% during the three month period ended December 31, 2012, compared to the same year ago period. This increase was primarily attributable to contractual price increases.

Marine freight revenue per sailing day decreased by $2,203, or 7.4%, to $27,480 per sailing day, compared to $29,683 per sailing day during the same year ago period. This decrease was attributable to unfavorable weather conditions, including hurricane Sandy ( which resulted in a cumulative loss of 30 sailing days), low water levels, uneven customer demand, and reduction in salt tonnage due to an abnormally dry winter in the Great Lakes region. These events impacted the efficiency of our trade patterns.

Fuel and other surcharges decreased by $800,000, or 6.3%, to $12.0 million during the three month period ended December 31, 2012, compared to $12.8 million during the same year ago period. This decrease was attributable to lower fuel cost upon which the surcharge is based, offset by a stronger Canadian dollar.

Vessel operating expenses increased by $2.6 million, or 8.2%, to $34.7 million during the three month period ended December 31, 2012, compared to $32.1 million during the same year ago period. This increase was primarily attributable to increased sailing days attributable to 2 additional vessels sailed in the quarter, but not sailed in the comparable quarter last year, and to operating inefficiencies associated with the start up of a vessel introduced into service during the quarter.

Vessel operating expenses per sailing day decreased by $979, or 3.7%, to $25,530 per sailing day during the three month period ended December 31, 2012 from $26,509 per sailing day during the same year ago period, largely due to lower fuel prices.

Our general and administrative expenses increased to $3.1 million during the three month period ended December 31, 2012, compared to $2.6 million during the same year ago period. These costs increased primarily due to compensation costs, primarily related to higher engineering and IT headcount, and consulting costs for new systems implementation, regulatory changes, and other engineering costs.

Our general and administrative expenses represented 8.4% of freight revenues during the three month period ended December 31, 2012, an increase from 7.1% of freight revenues during the same year ago period. During the three month period ended December 31, 2012, $900,000 of our general administrative expenses was attributable to our parent company, and $2.2 million was attributable to our operating companies.

Operating income plus depreciation, amortization of dry dock costs, and amortization of intangibles decreased by 19.2%, or $2.7 million to $11.3 million during the three month period ended December 31, 2012 from $14.0 million during the same year ago period.

With that, I'd like to turn the call over to Ed. Ed.

 Ed Levy - Rand Logistics Inc. - President

 Thanks, Joe. Over the last several months, we have secured several new contracts, illustrating the continued confidence that our customers have in the services that we provide. Certain of these new contract wins will allow us to increase the efficiency and utilization of our fleet in the 2013 sailing season. In addition, we believe that certain of our new business wins may have positive long-term strategic implications.

Our lost sailing days due to incidents in the 2012 sailing season increased by 61 days to 145 days compared to the prior year. The lost sailing days during the 2012 sailing season due to incidents equaled 3.9% of our total sailing days versus our three and five-year average of 2.8% and 2.0%, respectively. Said differently, on average we lost 36 days per incident this year versus 12 days in the 2011 sailing season, and 12 days on average per incident over the last 5 years. As a result of these two incidents, our vessel margin for the nine months ended December 31, 2012 was approximately $4.0 million less than the prior year, and $5.5 million below our expectations for the 2012 sailing season.

Our decision at the present time to not sail the barge McKee Sons is in part related to an insufficient return on the capital which is required to be invested in this vessel for its upcoming five-year special survey and dry docking. We do not own the McKee Sons barge, but instead operate it under a long-term lease. Assuming that we do not operate this vessel in 2013, our total capital expenditures will equal approximately $12.5 million this winter. This amount is comprised of $2.4 million for drydocking two vessels, one dry docking of which has already been completed, $5.1 million of life extension projects, and approximately $5 million of routine and regulatory capital spending.

As many of you are aware, since the beginning of the 2011 sailing season we have increased the carrying capacity of our fleet by nearly 65%. The 2013 sailing season is the first in 2 years in which we have not added new capacity to our fleet. As such, we do not believe that we will incur start up expenses, or personnel learning curve issues inherent with the type of growth that we experienced over the last 24 months.

With that, I would like to open the lines up for questions. Operator.

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Your first question comes from Andrew Gadlin of CJS Securities.

 Andrew Gadlin - CJS Securities - Analyst

 Good morning. I was wondering if you could give a little more detail on McKee Sons, what the issues are that you're having with the vessel, and what impact you think it will have on your vessel margin per day next year?

 Ed Levy - Rand Logistics Inc. - President

 Andrew, we're not having any issues with the vessel. We've done a capital allocation review in terms of what the cost of the five-year survey is, and based on that capital allocation review we have concluded that at this point, at the present time, it doesn't warrant the capital required necessary for the five-year survey. It has nothing to do with issues related to the vessel. It has to be with its five-year survey and the return we're going to get on invested capital. And as it relates to the McKee Sons, as you know, we don't ever break out margins on a particular vessel. However, in general, that vessel tends to have vessel profitability which is in the lower quartile of the fleet.

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 Just to add to that, Andrew, we did lay the McKee Sons up in the 2009 sailing season, and we had a positive impact on our margins to our other vessels, and we're seeing similar type of demand patterns right now. We believe that we can drive higher margins on the remainder of the fleet by withdrawing one of the vessels from service at this time.

 Andrew Gadlin - CJS Securities - Analyst

 Got it. I believe in your commentary you said that you'd expect vessel margin per day in line with this year? Are you talking about for the full year, or are you talking about the first half of this sailing season?

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 Andrew, we're contemplating that for the full year. We still don't have clear visibility for the year as there are several uncertainties that we didn't mention, including grain and salt demand. The water levels are an issue, as you probably are aware. So, we try to quantify all of that, but based on our current views, we believe for the full year we will have a comparable year demand wise to 2012 sailing season.

 Andrew Gadlin - CJS Securities - Analyst

 And for the salt demand, I'd assume that the rain, the snow that we've had this winter will be good for next year. Is that correct?

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 At this point, Andrew we have seen some marginal improvement over last year's precipitation levels, still not at what we'd call average levels, but we've still got some winter to go here. We've got a storm coming through the region here tonight, so, it's a little early to predict on the total impact on our salt right now, but we expect it to be closer to normal than the previous year, at this point, and hopefully at the end of the winter, it has normalized.

 Andrew Gadlin - CJS Securities - Analyst

 And then finally on the water levels, I know in the past you said that it's kind of a marginal impact, but it sounds like water levels are now at record lows. Can you talk about what kind of impact that could have next year and maybe put it in terms of what it's going to do to the vessel margin per day?

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 The total impact to the fleet for the last four months was about $600,000, Andrew. At the levels that we reached at the end of the season, we are now into where we start to collect low-water surcharges under the majority of our contacts. So, we will have some additional impact if we don't have some rebound in spring runoff here, we'll see some impact in the spring that we didn't see before we get to the levels that trigger our surcharge amounts. But for the second half of the year, we don't see further degradation, because we are covered at the levels they've reached now.

 Andrew Gadlin - CJS Securities - Analyst

 Do those surcharges get you back up to a point where it doesn't affect your margins? I mean, do the surcharges cover the margin impact from having to sail slow, and all those other issues?

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 Obviously, there's a level that we absorb before the surcharges kick in, and that's what I explained. Of the water levels that we got to at the end of this season are now at levels where we're in surcharge territory. Conversely, when water levels go up, there's a significant spread before the customers would get any rebate on that. So, there is a band that before the water levels kick in either way, and we're now in the band where as I said, we don't expect any further degradation in our margins due to water levels.

 Andrew Gadlin - CJS Securities - Analyst

 Thank you very much.

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 Thanks, Andrew.

Operator

 (Operator Instructions). You have a question from Kevin Sterling at BB&T.

 William Horner - BB&T - Analyst

 Good morning, guys, this is actually William Horner on for Kevin.

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 Good morning, William.

 William Horner - BB&T - Analyst

 Sticking with the low water levels for just a second, here. I know it's still too early to tell, and you've seen some recently storms, but in terms of the snow pack, or other impacts that may bring the water levels up next year, what are the experts saying, right now we're unseasonably low, but are you hoping for more normalized levels next year?

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 I guess the simple answer to that, William, at this point no. We haven't had ice coverage on the Great Lakes. It's late and delayed this year, and we haven't had a lot of snow pack. So, we don't expect any significant improvement in water levels which are seasonal and cyclical on the Great Lakes. So we do get a rebound in the spring from the runoff, but we will remain significantly below the water level that we started last season with.

 William Horner - BB&T - Analyst

 Right. Okay. So, this will take more in the later spring, summer, hopefully to get them back up to par.

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 It will take a couple years of normal to above normal precipitation and ice cover to start water levels rebounding.

 William Horner - BB&T - Analyst

 Okay. Great. And going back to your demand patterns, I know you all have had some challenges with the erratic orders, and combination of low water levels, facility maintenance. Is there any way to break it out, how much of your, I guess, demand was driven by one reason or another? And were the facility maintenance and other issues due because of the low water levels?

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 Answer to the first question. No, we haven't broken that out, William, but the facility issues were in no way related to water levels.

 William Horner - BB&T - Analyst

 Okay.

 Ed Levy - Rand Logistics Inc. - President

 I think, William, the component we have broken out is the water level number, and that's about $600,000 of EBITDA, which primarily hit us in our third fiscal quarter.

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 And William, we did break out the impact of the two operating incidents that had an impact on our financial statements. We quantified the lost sailing days, and the actual dollar impact as well.

William Horner. Right. Okay. A couple of housekeeping issues then. What are you budgeting for drydocking days next year, and I apologize if I missed it already?

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 We'll have two vessels due for drydocking next year.

 William Horner - BB&T - Analyst

 And how many days does that typically encompass?

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 It is done during the winter season.

 William Horner - BB&T - Analyst

 During the off season, okay.. And then going back, I think you all gave some numbers for 2013, or fiscal '14 guidance. Did I hear correctly, G&A about $13 million, and interest expense at $10 million?

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 Right.

 William Horner - BB&T - Analyst

 Was there anything else that I missed?

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 No, I mean, we indicated that we expect vessel margin to be comparable to what we've had more recently, but we will be able to get better visibility of that year as we clarify some of the issues we described earlier, William.

 William Horner - BB&T - Analyst

 Okay. Okay, great, thanks. That's all I have for today.

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 Thank you.

Operator

 Your next question comes from Matthew Dodson of JWest, LLC.

 Matthew Dodson - JWest, LLC - Analyst

 Can you guys talk a little bit about your price increases you guys are getting on new contracts, and how that's going to kind of play out this year, the next year?

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 Scott?

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 Good morning, Matthew. Pricing in this environment in anything new that we're doing right now is in the mid- to low-single digits. We are getting price increases in everything that we're doing under our existing contracts, and renewals.

 Matthew Dodson - JWest, LLC - Analyst

 I see. And then on your aggregate business with housing construction, and just regular construction kind of coming back, can you talk about demand that coming into next year, and then any price increases there? I mean, how will that play out if we start really seeing the construction market play out more?

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 As you see, the aggregates declined by just about 4% overall on the Great Lakes last year. Our major customers predict flat to modest increases over the next year. It's really latter part of 2014, 2015 before they see a significant rebound in this market, and as you can see from the tonnage that shipped on the Great Lakes since 2009, where there hasn't been a real recovery in the aggregate markets. They're significantly under their five-year average. So, there's a significant amount of recovery that has to be done.

 Ed Levy - Rand Logistics Inc. - President

 Matt, it's Ed. We're about 20% below the five-year average in aggregate tonnage. To the extent that demand improves, I think where we will see it in the 2013 sailing season is far better efficiencies, and far better fleet utilization. And so, I think you'll see it more in terms of driving margins versus on the pricing side, because as you're aware all of our business is done by long-term contracts.

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 That provides more opportunity for scheduling efficiencies.

 Matthew Dodson - JWest, LLC - Analyst

 Got you. And my last question is, can you help us understand a little bit about things you can control next year? I mean, I know you can't control the water being low, but you had so many execution issues last year, kind of what do you have in place to fix that going into next year?

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 Scott.

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 As we outlined, we've implemented a number of improvements throughout the operation. We've also brought in a new incentive program to our key vessel managers onboard the vessels to really align their interests with those of the shareholders, and owners of the Company, in that we're all driving to reduce the significant impact that incidents have had on the fleet over the past two years, but primarily this year. The majority of incidents that we've experienced this year were due to human error, and we need to, hopefully, eliminate them, but certainly, cut their impact dramatically. And we think we've put in place a number of processes and rewards for doing that. Now, we've got to go out and execute.

 Matthew Dodson - JWest, LLC - Analyst

 Got you, but you still have these execution issues. Who is responsible, even if that does not work?

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 Ultimately, I'm responsible, but the vessel managers themselves -- the vessel managers themselves right down through the organization, and that's one thing we've been driving over the past year, is increased accountability throughout the organization for the results, not only for the Company as a whole, but each individual asset, each one of our vessels is essentially a floating plant. So, the plant managers have to be accountable at the end of the day.

 Matthew Dodson - JWest, LLC - Analyst

 Thanks. Thanks again for your time.

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 Thanks, Matt.

Operator

 At this time, there are no further questions.

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 Thank you, Operator. So, we'd like to thank you on behalf of Rand Logistics for your interest in the company. We look forward to keeping you apprised of the Company's progress, and we thank you for spending time with us this morning.

Operator

 Thank you. This concludes your conference. You may now disconnect.